FREE WRITING PROSPECTUS dated March 15, 2011	Filed pursuant to Rule 433 Registration Statement No. 333-164694
EKSPORTFINANS ASA | MARCH 2011 | WWW.EKSP0RTFINANS.COM RATINGS* AND RISK WEIGHT Moody’s Aa1/P-1 (Negative Outlook) Standard & Poor’s AA/A-1+ (Stable Outlook) Risk weight 20% S&P: (June 14, 2010): “The ratings on Eksportfinans ASA reflect our opinion that there is a very high likelihood of extraordinary support from the Norwegian government.” “They are further underpinned by the company’s excellent loan asset quality and robust capitalization.” “The company’s loan asset quality remains excellent, with the entire loan portfolio either guaranteed by the Norwegian government or by domestic and foreign banks.“Moody’s: (November 25, 2009): “The high probability of support in a distress scenario reflects Eksportfinans’s importance to the government.” “Moody’s acknowledges Eksportfinans’s strong position as a provider of export loans and monopoly situation in the government-supported schemes in Norway, but also considers export lending to be more cyclical than local government lending.” *A credit rating reflects the creditworthiness of Eksportfinans in the view of the rating agency and is not a recommendation to buy, sell or hold securities. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness does not affect or enhance the likely performance of an investment other than the ability to meet obligations.KEY FACTS Norway’s specialized export credit institution, established in 1962 providing government supported and commercial loans to the export sector:• Sole and exclusive operator of the Norwegian Government supported export financing scheme on behalf of the Norwegian Ministry of Trade and Industry•All export lending benefits from a guarantee from the Kingdom of Norway or a highly rated financial institution Eksportfinans’ long term funding requirement for 2011 USD 8-10 billion: • Only Norwegian international borrower with a Global benchmark program • Closest proxy to the Kingdom of Norway on a Global benchmark basis OWNERSHIP ISSUANCE PROGRAMS • Programs / Shelves: US MTN, EMTN, Kangaroo, Japan • Extensive range of structures FINANCIAL HIGHLIGHTS (USD BILLION) 2010 2009 2008 2007 Total assets 36.8 39.0 42.4 40.4 Total loans outstanding 21.1 21.2 19.9 23.0 Capital adequacy total 17.6% 13.3% 11.6% 9.6% Capital adequacy core 12.7% 9.7% 8.1% 6.3% RECENT DEVELOPMENTS Eksportfinans’ underlying business operations showed continued good performance in 2010, with a net interest income of NOK 1,419 million compared to NOK 1,470 million in 2009. Disbursements of new loans were NOK 33.7 billion in 2010, compared to NOK 28.1 billion in 2009. Total comprehensive income in 2010 was positive NOK 448 million, compared to negative NOK 1,801 million in 2009. Net profit excluding unrealized gains and losses was NOK 859 million at year-end 2010, compared to NOK 1,041 million in the corresponding period in 2009. On April 30th 2010 the Norwegian government launched its support package for domestic industry which includes among other things a softening of the regulations regarding Norwegian content to be included in export contracts financed by Eksportfinans. The required Norwegian content in the projects financed with government supported export credits is reduced from 50 to 30 percent. The government also opened up for issuing guarantees and loans for projects of national interest. This means that other factors than actual deliveries from Norway can be considered in the assessment of whether a project qualifies for loans and guarantees. In its annual letter to Eksportfinans regarding the management of the government supported export financing scheme for 2010 and 2011, the Ministry of Trade and Industry has requested Eksportfinans to be aware of innovative projects and to support the Norwegian export industry in renewable energy projects specifically. DISCLAIMER Any information contained herein is neither an offer nor a solicitation of an offer to buy or sell securities. Any such offer is made only by the prospectus related to such securities. This document is subject to amendment and completion and should not be relied upon for the purpose of investment decisions. For a complete overview of information from Eksportfinans, please see www.eksportfinans.com. This document was last amended on March 10, 2011. Eksportfinans has filed a registration statement (including a prospectus) with the SEC. Before investing, please read the prospectus in that registration statement and other documents filed with the SEC for more complete information about Eksportfinans. The documents are available free of charge by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Eksportfinans, any underwriter or any dealer participating in an offering will arrange to send the prospectus upon request. Please call toll-free 1-866-500-5408.